Exhibit 10.34

Lifecore Biomedical
FY 2008 Bonus Plan
PLAN ADMINISTRATION
1.	Purpose of the Plan

The purpose of the Lifecore Biomedical (the Company) FY 2008 Bonus Plan (the Plan) is to reward Executive Officers and selected members of the Management Team for the attainment of corporate and individual objectives.

2.	Definitions

“Base Salary” means the plan participant’s salary in effect at the end of the plan year.

“Committee” means the Compensation Committee of the Board.

“Threshold” means the minimum level of performance required to generate an award. Threshold is 80% of the net income goal and 85% of the net sales goal.

“Plan” means the level of performance that reflects 100% attainment of the performance measure approved by the Board. This level of performance triggers a target (or 100%) award.

“Maximum” means the level of performance that results in the maximum award available under the plan being granted. Performance beyond maximum will not increase the award.

“MBO” means Management By Objective. A discretionary award based on the attainment of individual objectives.

3.	Plan Administrator

The Plan Administrator will be the Chairman of the Committee. The actions of the Plan Administrator are subject to the approval of the Committee, as appropriate.

4.	Plan Administration

The Plan Administrator will administer the Plan under the general guidelines of this document. This will include all matters pertaining to the Plan and its interpretation, including the resolution of issues where the Plan is silent. Material matters are always subject to the approval of the Committee.

5.	Participation

Participation will be restricted to Executive Officers and selected Management Team members of the Company as recommended by the Plan Administrator and approved by the Committee.

The Committee will have full discretion to pay a bonus and to adjust the payment in whatever manner the Committee deems appropriate to any individual who becomes an Executive Officer or Management Team member of the Company during the fiscal year.

Participation in any one year does not guarantee participation in future years or participation at the same award level.

6.	Bonus Award

Bonus payments under the Plan are specified under the attached Performance Parameters based upon performance versus the FY 2008 Operating Plan. Bonus payments shall be calculated on a pro-rata basis using interpolation when performance is between parameters.

The Committee reserves the right to make discretionary bonus payments, subject to approval by the Board of Directors, in the event the minimum performance level is not attained. The fund for these discretionary payments shall not exceed 10% of annual base salaries.

7.	Effective Date

The effective date of the Plan is July 1, 2007.

8.	Plan Year

The Plan Year is the Company’s fiscal year.

9.	Termination of Employment

A Participant who terminates their employment or whose employment is terminated by the Company forfeits all rights under the Plan.

The Committee will have full discretion to pay or not pay a bonus and to adjust the payment in whatever manner the Committee deems appropriate.

10.	Death, Disability, Retirement

In the event of death, disability, or retirement, a prorated award will be made based on the active time in the Plan and the level of performance attained. The Plan Administrator may use discretion in determining awards under these circumstances.

11.	Employment

The Plan is not an employment contract, nor is there any intent to confer a right to employment to a Plan Participant.

The Plan does not, in any way, restrict the Company’s right to terminate a Participant’s employment.

12.	Amendment to the Plan

The Committee may amend the Plan at any time. If such an amendment will materially impact the Participants, they will be notified as soon as practical.

13.	Termination of the Plan

If the Plan is terminated, a pro-rated award will be made based on the portion of the plan year completed and the level of performance attained.

14.	Transferability

A Plan Participant may not sell, pledge, donate or otherwise assign their interest in awards under the Plan.

15.	Legal Requirements

The Plan will be administered in accordance with all federal, state and local statutory requirements.

Lifecore Biomedical
FY 2008 Bonus Plan
Performance Parameters

			Bonus Percentage
	Performance Parameter	Threshold	CEO	Officers	Mngrs

Net Income	$	80%	10%	5%	2%
		90%	20%	10%	5%
		100%	30%	20%	10%
		105%	35%	25%	15%
		110%	40%	30%	20%
		115%	45%	35%	25%

Net Sales	$	85%	5%	3%	2%
		90%	10%	7%	4%
		95%	20%	15%	8%
		100%	25%	19%	10%
		105%	30%	22%	12%
		110%	35%	25%	15%

MBO’s	Subjective		0-10%	0-10%	0-10%

CEO	Dennis Allingham

Officers	Dave Noel, Larry Hiebert, Kip Thacker, Jim Hall, VP Sales-Dental

Mngrs	[names of non-executive officers have been omitted]